EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
BEMIS COMPANY, INC.

(in thousands of dollars except ratio data)

	For the Three Months Ended March 31,				For the Year Ended December 31,
	2005		2004		2004		2003		2002		2001		2000

EARNINGS:
Earnings before income taxes and cumulative effect of accounting changes	$52,924		$70,027		$293,667		$239,245		$267,015		$227,425		$211,502
Fixed charges	10,152		3,703		20,060		16,977		19,943		34,698		36,361
Less: Capitalized interest	(127)		(8)		(178)		(135)		(55)		(197)		(1,653)
Minority interest in net income of majority-owned subsidiaries	1,330		75		489		870		898		554		496
Less: Minority interest in net income of majority-owned subsidiaries without fixed charges	(11)		(35)		(126)		(323)		(368)		(363)		(384)
Less: Preference security dividends	(492)		—		—		—		—		—		—
Losses (gains) recognized in pre-tax income for less than 50% owned persons	(343)		(2,837)		(11,698)		(3,156)		(5)		3,504		2,467
Capitalized interest amortization	172		178		770		840		824		780		760
TOTAL EARNINGS	$63,605		$71,103		$302,984		$254,318		$288,252		$266,401		$249,549

FIXED CHARGES:
Interest expense:
Consolidated interest expense	$8,438		$2,600		$15,503		$12,564		$15,445		$30,343		$31,609
Capitalized interest	127		8		178		135		55		197		1,653
Total interest expense	8,565		2,608		15,681		12,699		15,500		30,540		33,262
Interest inherent in rent expense	1,095		1,095		4,379		4,278		4,443		4,158		3,099
Preference security dividends	492		—		—		—		—		—		—
TOTAL FIXED CHARGES	$10,152		$3,703		$20,060		$16,977		$19,943		$34,698		$36,361

RATIO OF EARNINGS TO FIXED CHARGES	6.3	x	19.2	x	15.1	x	15.0	x	14.5	x	7.7	x	6.9	x

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
BEMIS COMPANY, INC.

(in thousands of dollars except ratio data)

	For the Year Ended December 31, 2004		For the Three Months Ended March 31, 2004

EARNINGS:
Earnings before income taxes and cumulative effect of accounting changes	$292,111		$68,845
Fixed charges	40,406		8,234
Less: Capitalized interest	(178)		(8)
Minority interest in net income of majority-owned subsidiaries	4,035		655
Less: Minority interest in net income of majority-owned subsidiaries without fixed charges	(126)		(35)
Less: Preference security dividends	(1,177)		(146)
Losses (gains) recognized in pre-tax income for less than 50% owned persons	(44)		261
Capitalized interest amortization	770		178
TOTAL EARNINGS	$335,797		$77,984

FIXED CHARGES:
Interest expense:
Consolidated interest expense	$34,672		$6,985
Capitalized interest	178		8
Total interest expense	34,850		6,993
Interest inherent in rent expense	4,379		1,095
Preference security dividends	1,177		146
TOTAL FIXED CHARGES	$40,406		$8,234

RATIO OF EARNINGS TO FIXED CHARGES	8.3	x	9.5	x